                                                                                                                                                     Exhibit 99.2

BC Partners to Acquire Majority of Intelsat

Pembroke, Bermuda, 19 June 2007 - Intelsat, Ltd. (“Intelsat” or the “Company”), the world’s leading provider of fixed satellite services, today announced the signing of a definitive agreement for the purchase of a majority of the shares of its parent company, Intelsat Holdings, Ltd., by funds advised by BC Partners (“BCEC funds”) and certain other investors. The BCEC funds-led group will acquire approximately 76% of the primary ownership of Intelsat Holdings, Ltd. in a transaction valuing the Company’s equity at approximately $5.03 billion. Taking into account approximately $11.4 billion of debt as of March 31, 2007, the enterprise valuation implied by the transaction is approximately $16.4 billion. The current shareholders of Intelsat, including funds advised by Apax Partners, Apollo Management, Madison Dearborn Partners, Permira and management, are expected to receive upon closing approximately $4.6 billion in cash, and will continue to hold approximately 24% of the primary ownership of Intelsat Holdings, Ltd.

Intelsat CEO Dave McGlade said, “This transaction highlights the significant value that Intelsat has created for its shareholders and the tremendous opportunities the business and employees will enjoy going forward. The Company has thrived under private equity ownership, including the 2006 completion of the transformative PanAmSat combination that firmly established Intelsat’s global leadership position. As a result, we have a keen appreciation for the financial and strategic support that a firm such as BC Partners can provide. We are confident that they will continue to endorse Intelsat’s objectives for revenue growth and operating improvements.”

“Intelsat and the FSS sector are in the midst of a cycle of strong performance,” said Raymond Svider, a Managing Partner of BC Partners.

“Intelsat is the premier FSS satellite operator, with high-quality assets and a strong global brand. Its valuable cable and direct-to-home neighborhoods, strength in network applications, blue chip customer base and solid backlog of long-term contracts create an attractive investment opportunity. We look forward to working with and supporting Intelsat’s management team as they pursue their growth http://www.intelsat.com/press/news-releases/2007/20070619b.asp (2 of 5)6/20/2007 12:27:38 PM BC Partners to Acquire Majority of Intelsat strategies.”

Mr. McGlade is expected to continue to serve as Chief Executive Officer of the Company, which will remain focused on serving its global customer base in the media, network services and government sectors.

Closing of the transaction is expected to occur within six to nine months, upon the satisfaction of customary conditions, including appropriate regulatory approvals.

As a result of the anticipated financings, the Company’s debt is expected to increase by approximately $3.85 billion at closing. BC Partners has obtained financing commitments from a group of financial institutions led by affiliates of Credit Suisse, Banc of America Securities and Morgan Stanley for $5.11 billion, the proceeds of which will be used to fund the transaction, repay certain indebtedness and pay certain transaction fees and expenses. This debt will be assumed by a new entity junior to Intelsat (Bermuda), Ltd. As part of the transaction, the

Company expects to retire approximately $860 million of existing debt at Intelsat (Bermuda), Ltd. and to defease or retire the $400 million Intelsat, Ltd. 5.25% Senior Notes due 2008.

Credit Suisse is acting as financial advisor to Intelsat in connection with the transaction. Intelsat’s legal advisors include Wachtell Lipton Rosen & Katz, Wiley Rein, and Paul, Weiss, Rifkind, Wharton & Garrison. Merrill Lynch & Co. and Perella Weinberg Partners LP are acting as M&A advisors, Latham & Watkins LLP as legal advisor and PricewaterhouseCoopers LLP as financial advisor to BC Partners.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, serving the media, network services and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

About BC Partners

BC Partners is a leading international private equity firm, operating through integrated teams based in Geneva, Hamburg, London, Milan, New York and Paris. The latest fund BCEC VIII closed in May 2005 with 5.9bn of commitments. Over 20 years the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, investing in 63 acquisitions with a combined enterprise value of € 47.7bn. Recent investments include Brenntag (Germany, turnover on acquisition €6bn), Amadeus (Spain, €4.6bn), Dometic (Sweden, €1.1bn), Picard (France, €1.3bn), SEAT Pagine Gialle (Italy, €5.7bn) and Unity Media (Germany, €3.1bn) .

CONTACT Intelsat Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406

BC Partners Richard Spiegelberg richard.spiegelberg@cardewgroup.com + 44 (0) 207 930 0777 or + 44 (0) 7979 804 280

Eden Mendel

eden.mendel@cardewgroup.com + 44 (0) 207 930 0777 or + 44 (0) 7887 676 603 Intelsat Safe Harbor Statement

This news release contains, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; (2) the inability to complete the sale transaction due to the failure to obtain regulatory or other governmental approvals or the failure to satisfy other conditions to the sale transaction; (3) the failure to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the sale transaction; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (5) other factors described in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward- looking statements, whether as a result of new information, future results or otherwise.